Exhibit 99.1

Contact:
Cliff Stebe
Chief Financial Officer, 636-916-2151

FOR IMMEDIATE RELEASE

LMI Aerospace, Inc. Announces Closing of its $250 Million Senior Secured Notes Offering and Refinancing of its Senior Secured Credit Facility

ST. LOUIS, June 19, 2014 — LMI Aerospace, Inc. (“LMI Aerospace”) (Nasdaq:LMIA), a leading supplier of complex structural assemblies, components and kits and provider of design engineering services to the aerospace and defense markets, today announced the completion of its previously announced private placement (the “Offering”) of $250 million in aggregate principal amount of its 7.375% second-priority senior secured notes due 2019 (the “Notes”). LMI Aerospace used the net proceeds of the Offering, together with borrowings under its New Revolving Credit Facility (as defined below), to repay the full amounts outstanding under its existing senior secured credit facility (the “Existing Credit Facility”) and to pay related fees and expenses.

Concurrent with the completion of the Offering, LMI Aerospace also entered into a new $90 million revolving credit facility that matures in June 2019 (the “New Revolving Credit Facility”). The closing of the Offering and the New Revolving Credit Facility completes LMI Aerospace’s refinancing of its Existing Credit Facility, consisting of its $125 million revolving credit facility and $225 million term loan B facility that were scheduled to mature in December 2017 and December 2018, respectively.

The Notes and related guarantees were sold in a private placement solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes, in any jurisdiction in which such offer or solicitation would be unlawful.

About LMI Aerospace

LMI Aerospace, Inc. (“LMI”) is a leading supplier of complex structural assemblies, components and kits and provider of design engineering services to the aerospace and defense markets. Through its Aerostructures segment, LMI primarily fabricates, machines, finishes, integrates, assembles and kits formed close tolerance aluminum, specialty alloy and composite components and higher level assemblies for use by the aerospace and defense industries. It manufactures more than 40,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers. Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, LMI provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.